Exhibit 99.1

Sonim Announces Appointment of Mike Mulica and Ken Naumann as Independent Directors

AUSTIN, TX – April 21, 2021 – Sonim Technologies, Inc. (Nasdaq: SONM), a leading U.S. provider of ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, announced that it has appointed Mike Mulica and Ken Naumann as independent directors. In connection with their appointment, Sonim increased the size of its Board to seven members.

“We are pleased to announce the addition to two highly qualified leaders to our board, both bringing extensive technology industry and revenue growth experience that we believe is relevant to Sonim’s corporate goals,” said John Kneuer, Chairman of the Board. “I look forward to working closely with Mike and Ken as we continue Sonim’s transformation process and position the company to expand into new markets and new industries with our class-leading next generation products.”

Mike Mulica has been at the nexus of mobile communications, the internet and globally scaled industry solutions for the past three decades. Mr. Mulica’s stewardship of companies in emerging technologies has ushered in new large global markets that have changed the way the world works. Mr. Mulica is known for his pioneering work in the build-out of the mobile internet worldwide while leading its origination at Openwave Systems, Inc. (formerly Phone.com). Mr. Mulica has served as a public and private company CEO and senior executive both in the Untied States and Internationally. His roles include leadership positions at Motorola, Inc., California Microwave, Openwave Systems Inc. (formerly Phone.com), RealNetworks, Inc. and FusionOne. Mr. Mulica is currently Executive Chairman at AlefEdge and a Board Member and global advisor to other private companies and venture capital funds.

Ken Naumann has 25 years of executive experience with various technology companies. He most recently served as Chairman and CEO of AccessData Group, Inc., a private equity-owned company that provides industry-leading solutions for over 5,000 clients in law enforcement, government agencies, corporations, service providers, and law firms, which was acquired by a strategic buyer. He was previously President, CEO and a Director of Socialware, Inc., a VC-backed SaaS, social media, compliance provider acquired by Proofpoint, Inc. Prior to his time at Socialware, Inc., Mr. Naumann was President, CEO and a Director at Ditech Networks, Inc., a Nasdaq Stock Market listed company acquired by Nuance Communications, Inc. Ditech specialized in the development of speech recognition applications and voice quality algorithms which were primarily sold into the worldwide telecommunications carrier market.

“I am excited to join the board of Sonim and look forward to working with its leadership to identify and execute on the numerous opportunities to deploy rugged mobile devices to help bring greater capabilities and efficiency to task workers.” said Mulica. “My career has focused on creating new market share opportunities through innovative technologies with clear use cases, which is exactly the opportunity Sonim is addressing with its rugged phone and handheld devices.”

“Sonim has made notable strides in its transformation process to date, restructuring its operations and opening adjacent large addressable markets with its new handheld devices,” said Naumann. “I look forward to working with the team to further scale revenue across a wide range of use cases and driving value creation opportunities aimed at maximizing overall returns to our stockholders.”

About Sonim Technologies, Inc.

Sonim Technologies is a leading U.S. provider of ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. The Sonim solution includes ultra-rugged mobile phones and handheld barcode scanner devices and tablets, a suite of industrial-grade accessories, and data and workflow applications which are collectively designed to increase worker productivity, communication and safety on the job site. For more information, visit www.sonimtech.com.

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, future performance of Sonim’s and its partners’ devices and technologies and continued market acceptance of same. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For a listing of factors that may cause actual results to differ materially, see the potential factors described under “Risk Factors” included in Form 10-K for the year ended December 31, 2020, and other documents on file with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Sonim Technologies Contacts

Matt Kreps, Managing Director

Darrow Associates Investor Relations

mkreps@darrowir.com

(214) 597-8200

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